EXHIBIT 4.4
EXECUTION COPY

XM 1500 ECKINGTON LLC,
as Grantor,
to
STEWART TITLE OF MARYLAND INC., as Trustee
for the benefit of
U.S. BANK NATIONAL ASSOCIATION
as Collateral Trustee,
as Beneficiary

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

Dated: As of February 13, 2009
Location: 1500 Eckington Place NE
Washington, DC 20002-2194
PREPARED BY AND UPON
RECORDATION RETURN TO:
Brown, Rudnick LLP
One Financial Center
Boston, Massachusetts 02111
Attention: Steven B. Levine, Esquire
 Edward S. Hershfield, Esquire

          THIS DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS SECURITY AGREEMENT AND FIXTURE FILING (the “Security Instrument”) is made as of the 13th day of February, 2009, by XM 1500 ECKINGTON LLC, a Delaware limited liability company having an address c/o XM Satellite Radio Holdings Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: General Counsel, as grantor (“Grantor”) in favor of STEWART TITLE OF MARYLAND INC., a Maryland corporation, having its principal place of business at 409 Washington Avenue, Towson, Maryland 21204, as trustee (“Trustee”) for the benefit of U.S. BANK NATIONAL ASSOCIATION, having an address at 100 Wall Street, Suite 1600, New York, NY 10005, Attention: Corporate Trust Services, as Collateral Trustee (in such capacity, “Beneficiary”) for the ratable benefit of the holders of the Notes referred to below (collectively, the “Holders”, each of which is severally called “Holder”).
RECITALS:
          Grantor is party to that certain Indenture dated as of February 13, 2009 (together with all extensions, renewals, modifications, substitutions, amendments, restatements, and replacements thereof, the “Indenture”) among XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), Sirius XM Radio Inc., a Delaware corporation (the “Parent”), Grantor, as a Subsidiary Guarantor, XM Investment LLC, a Delaware limited liability company, as a Subsidiary Guarantor, and U.S. BANK National Association, as Indenture Trustee, pursuant to which, among other things, Grantor guarantees full payment and performance of all of the obligations of the Company to the Holders of the promissory notes (together with all extensions, renewals, modifications, substitutions, amendments, restatements, and replacements thereof, collectively, the “Notes”) issued under the Indenture, including without limitation the repayment of the principal sum of TWO HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($250,000,000.00) in lawful money of the United States of America, with interest from the date thereof at the rates set forth in the Indenture, with principal and interest to be payable in accordance with the terms and conditions provided in the Indenture.
          Grantor desires to secure the payment of the Debt (as defined in Article 2) and the performance of all of its obligations under the Indenture and the Other Obligations (as defined in Article 2).
ARTICLE — 1. GRANTS OF SECURITY
     1.1 Property Mortgaged. Grantor does hereby irrevocably mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey to Trustee, its successors and assigns, for the benefit of Beneficiary, and grant a security interest to Beneficiary and Trustee in, the following property, rights, interests and estates now owned, or hereafter acquired by Grantor (collectively, the “Property”) with power of sale and right of entry and possession:
          (a) Real Estate. The land more particularly described on Exhibit A which is annexed hereto and made a part hereof (“Land”) together with the improvements and other structures now or hereafter situated thereon (such improvements being sometimes called the “Improvements”) together with all rights, privileges, tenements, hereditaments, appurtenances, easements, including, but not limited to, rights and easements for access and egress and utility connections, and other rights now or hereafter appurtenant thereto (“Real Estate”);
          (b) Fixtures. All real estate fixtures or items which by agreement of the parties may be deemed to be such fixtures, now or hereafter owned by Grantor, or in which Grantor has or hereafter obtains an interest, and now or hereafter located in or upon the Real Estate, or now or hereafter attached to, installed in, or used in connection with any of the Real Estate, including, but not limited to, any and all portable or sectional buildings, bathroom, plumbing, heating, lighting, refrigerating, ventilating and air-conditioning apparatus and equipment, garbage incinerators and receptacles, elevators and elevator machinery, boilers, furnaces, stoves, tanks, motors, sprinkler and fire detection and extinguishing systems, doorbell and alarm systems, window shades, screens, awnings, screen doors, storm and other detachable windows and doors, mantels, partitions, built-in cases, counters and other fixtures whether or not included in the foregoing enumeration (“Fixtures”);
          (c) Additional Appurtenances. All bridges, easements, rights of way, licenses, privileges, hereditaments, permits and appurtenances hereafter belonging to or enuring to the benefit of the Real Estate and all right, title and interest of Grantor in and to the land lying within any street or roadway adjoining any of the Real Estate and all right, title and interest of Grantor in and to any vacated or hereafter vacated streets or roads adjoining any of the Real Estate and any and all reversionary or remainder rights (“Additional Appurtenances”);
          (d) Awards. All of the right, title and interest of Grantor in and to any award or awards heretofore made or hereafter to be made by any municipal, county, state or federal authorities to the present or any subsequent owners of any of the Real Estate or the Land, or the Improvements, or the Fixtures, or the Additional Appurtenances, or the Leases or the Personal Property, including, without limitation, any award or awards, or settlements or payments, or other compensation hereafter made resulting from (x) condemnation proceedings or the taking of the Real Estate, or the Land, or the Improvements, or the Fixtures, or the Additional Appurtenances, or the Leases or the Personal Property, or any part thereof, under the power of eminent domain, or (y) the alteration of grade or the location or discontinuance of any street adjoining the Land or any portion thereof, or (z) any other injury to or decrease in value of the Property (“Awards”);
          (e) Leases. All leases now or hereafter entered into of the Real Estate, or any portion thereof, and all rents, issues, profits, revenues, earnings and royalties therefrom (collectively, “Rents”), and all right, title and interest of Grantor thereunder, including, without limitation, cash, letters of credit, or securities deposited thereunder to secure performance by the tenants or occupants of their obligations thereunder, whether such cash, letters of credit, or securities are to be held until the expiration of the terms of such leases or occupancy agreements or applied to one or more of the installments of rent coming due prior to the expiration of such terms including, without limitation, the right to receive and collect the rents thereunder (“Leases”); and
          (f) Personal Property. All tangible and intangible personal property now owned or at any time hereafter acquired by Grantor of every nature and description, and location whether or not used in any way in connection with the Real Estate, the Fixtures, the Additional

Appurtenances, or any other portion of the Property, including, without limitation express or implied upon the generality of the foregoing, all Equipment, Goods, Inventory, Fixtures, Accounts, Instruments, Documents and General Intangibles (as each such capitalized term is defined in the Uniform Commercial Code in effect in the District of Columbia (“Uniform Commercial Code”)) and further including, without any such limitation, the following whether or not included in the foregoing: materials; supplies; furnishings; chattel paper; money; bank accounts; security deposits; utility deposits; any insurance or tax reserves deposited with Beneficiary; any cash collateral deposited with Beneficiary; claims to rebates, refunds or abatements of real estate taxes or any other taxes; contract rights; plans and specifications; licenses, permits, approvals and other rights; the rights of Grantor under contracts with respect to the Real Estate or any other portion of the Property; signs, brochures, advertising, the name by which the Property is known and any variation of the words thereof, and good will; copyrights, service marks, and all goodwill associates therewith; and trademarks; all proceeds paid for any damage or loss to all or any portion of the Real Estate, the Fixtures, the Additional Appurtenances, any other Personal Property or any other portion of the Property (“Insurance Proceeds”); all Awards; all Leases; all books and records; and all proceeds, products, additions, accessions, substitutions and replacements to any one or more of the foregoing (collectively, the “Personal Property”).
     1.2 Assignment of Rents. Grantor hereby absolutely and unconditionally assigns to Beneficiary and Trustee Grantor’s right, title and interest in and to all current and future Leases and Rents; it being intended by Grantor that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Nevertheless, subject to the terms of this Section 1.2, Beneficiary and Trustee grants to Grantor a revocable license to collect and receive the Rents.
     1.3 Security Agreement. Grantor hereby grants to Beneficiary a continuing security interest in all of the Property in which a security interest may be granted under the Uniform Commercial Code as including, without limitation, the Fixtures and the Personal Property, together with all proceeds and products, whether now or at any time hereafter acquired and whether or not used in any way in connection with the development, construction, marketing or operation of the Real Estate, to secure all Obligations (as defined in Section 2.3).
          This instrument is intended to take effect as a security agreement pursuant to the Uniform Commercial Code and is to be filed as a financing statement pursuant to the Uniform Commercial Code.
     1.4 Pledge of Monies Held. Grantor hereby pledges to Beneficiary any Net Proceeds (as defined in Section 4.2) and condemnation awards or payments described in Section 3.5 which are held by Beneficiary, as additional security for the Obligations until expended or applied as provided in this Security Instrument.
CONDITIONS TO GRANT
          TO HAVE AND TO HOLD the above granted and described Property unto and to the use and benefit of Beneficiary and Trustee, and the successors and assigns of Beneficiary and Trustee, forever;

          IN TRUST, WITH POWER OF SALE, to secure all of Grantor’s obligations under the Indenture, including without limitation Grantor’s obligation to pay to the Holders the Debt at the time and in the manner provided for its payment in the Indenture and in this Security Instrument.
          PROVIDED, HOWEVER, these presents are upon the express condition that, if Grantor shall well and truly pay to the Holders the Debt at the time and in the manner provided in the Indenture and this Security Instrument, shall well and truly perform the Other Obligations as set forth in this Security Instrument and shall well and truly abide by and comply with each and every covenant and condition set forth herein and in the Indenture, these presents and the estate hereby granted shall cease, terminate and be void.
ARTICLE — 2. DEBT AND OBLIGATIONS SECURED
     2.1 Debt. This Security Instrument and the grants, assignments and transfers made in Article 1 are given for the purpose of securing the following, in such order of priority as is set forth in the Indenture (the “Debt”):
          (a) the payment of the indebtedness evidenced by the Indenture which Grantor guaranties in the Indenture in lawful money of the United States of America;
          (b) the payment of interest, default interest, late charges and other sums, as provided in the Indenture, this Security Instrument or the Other Security Documents (as defined in Section 3.2);
          (c) the payment of all other moneys agreed or provided to be paid by Grantor in the Indenture, this Security Instrument or the Other Security Documents;
          (d) the payment of all sums advanced pursuant to this Security Instrument to protect and preserve the Property and the lien and the security interest created hereby; and
          (e) the payment of all sums advanced and costs and expenses incurred by the Holders in connection with the Debt or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Grantor or the Holders.
     2.2 Other Obligations. This Security Instrument and the grants, assignments and transfers made in Article 1 are also given for the purpose of securing the following (the “Other Obligations”):
          (a) the performance of all other obligations of Grantor contained herein;
          (b) the performance of each obligation of Grantor contained in the Indenture or in any other agreement given by Grantor to the Holders which is for the purpose of further securing the obligations secured hereby, and any amendments, modifications and changes thereto; and

          (c) the performance of each obligation of Grantor contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Indenture, this Security Instrument or the Other Security Documents.
     2.3 Debt and Other Obligations. Grantor’s obligations for the payment of the Debt and the performance of the Other Obligations shall be referred to collectively below as the “Obligations.”
ARTICLE — 3. GRANTOR COVENANTS
          Grantor covenants and agrees that:
     3.1 Payment of Debt. Grantor will pay the Debt at the time and in the manner provided in the Indenture and in this Security Instrument.
     3.2 Incorporation by Reference. All the covenants, conditions and agreements contained in (a) the Indenture and (b) all and any of the documents other than the Indenture or this Security Instrument now or hereafter executed by Grantor and/or others and by or in favor of Beneficiary, including without limitation the Indenture and any other documents which wholly or partially secure or guaranty payment of the Indenture (the “Other Security Documents”), are hereby made a part of this Security Instrument to the same extent and with the same force as if fully set forth herein.
     3.3 Insurance.
          (a) Grantor shall obtain and maintain, or cause to be maintained, insurance for Grantor and the Property providing at least the following coverages:
               (i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Security Instrument shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; and (C) providing for no deductible in excess of $250,000;
               (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $2,000,000; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) blanket contractual liability for all written and oral contracts;
               (iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 3.3(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 3.3 (a)(i), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
               (iv) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
               (v) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Beneficiary; and
               (vi) flood hazard insurance if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”; and
               (vii) such other insurance as may be required pursuant to the terms of the Indenture.
          (b) All insurance provided for in Subsection 3.3 (a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and as may be reasonably satisfactory to Beneficiary, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Beneficiary. The insurance companies must have a general policy rating of A or better and a financial class of VI or better by A.M. Best Company, Inc.. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Beneficiary pursuant to Subsection 3.3(a), certified copies of the Policies (or certificates evidencing the coverage afforded thereby) marked “premium paid” or accompanied by evidence reasonably satisfactory to Beneficiary of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Grantor to Beneficiary.
          (c) Grantor shall not obtain (i) any umbrella or blanket liability or casualty Policy unless Beneficiary’s interest is included therein as provided in this Security Instrument and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 3.3(a) to be furnished by, or which may be reasonably required to be furnished by, Grantor. In the event Grantor obtains separate insurance or an umbrella or a blanket Policy, Grantor shall notify Beneficiary of the same and shall cause certified copies of each Policy (or certificates evidencing the coverage afforded thereby) to be delivered as required in Subsection 3.3(a). Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Subsection 3.3(a).
          (d) All Policies of insurance provided for or contemplated by Subsection 3.3(a), except for the Policy referenced in Subsection 3.3(a)(v), shall name Beneficiary and

Grantor as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Beneficiary providing that the loss thereunder shall be payable to Beneficiary.
          (e) All Policies of insurance provided for in Subsection 3.3(a) shall contain clauses or endorsements to the effect that:
                    (i) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Beneficiary; and
                    (ii) each Policy shall provide that the issuers thereof shall give written notice to Beneficiary if the Policy has not been renewed thirty (30) days prior to its expiration.
          (f) If at any time Beneficiary is in receipt of written evidence that all insurance required hereunder is not in full force and effect, Beneficiary shall have the right, without notice to Grantor to obtain such insurance coverage as is required hereunder, and all expenses incurred by Beneficiary in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Grantor to Beneficiary upon demand.
          (g) If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Grantor shall give prompt notice of such damage to Beneficiary and, at the election of Grantor, either redeem Notes in the principal amount equal to the Net Proceeds payable in connection with such fire or other casualty, or shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such fire or other casualty, with such alterations as may be reasonably approved by Beneficiary (the “Restoration”) and otherwise in accordance with Section 4.2 of this Security Instrument; it being understood, however, that if Grantor elects to restore the Property, Grantor shall not be obligated to restore the Property to the precise condition of the Property prior to any casualty or other damage or injury to the Property if the restoration or repair to be performed shall have no material effect on the fair market value of the Property as compared to the fair market value of the Property if the same had been restored or repaired to its precise condition immediately prior to such taking or casualty. If Grantor elects to restore the Property, Grantor shall pay all costs of such Restoration whether or not such costs are covered by insurance.
     3.4 Payment of Taxes, etc.
          (a) Subject to Grantor’s rights to contest the same as provided below, Grantor shall pay all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof (the “Taxes”), all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Property or any part thereof (the “Other Charges”), and all charges for utility services provided to the Property prior to the date the same would become delinquent. Grantor will deliver to Beneficiary, within ten (10)

days of a request by Beneficiary’s, evidence reasonably satisfactory to Beneficiary that the Taxes, Other Charges and utility service charges have been so paid, are not then delinquent or are being contested. Upon request of Beneficiary, Grantor shall furnish to Beneficiary paid receipts for the payment of the Taxes and Other Charges prior to the date the same shall become delinquent, unless the same are being contested in accordance with the terms hereof.
          (b) After prior written notice to Beneficiary, Grantor, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Taxes or Other Charges, provided that (i) no Event of Default (as defined in Article 9) has occurred and is continuing, (ii) Grantor is permitted to do so under the provisions of any other mortgage, deed of trust or deed to secure debt affecting the Property, (iii) such proceeding shall suspend the collection of the Taxes from Grantor and from the Property or Grantor shall have paid all of the Taxes under protest, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Grantor is subject and shall not constitute a default thereunder, and (v) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost.
     3.5 Condemnation. Grantor, within ten (10) days of becoming aware of the institution of the actual or threatened commencement of any condemnation or eminent domain proceeding, shall notify Beneficiary of the pendency of such proceedings, and shall deliver to Beneficiary copies of any and all papers served in connection with such proceedings. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise, the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Beneficiary, after the deduction of expenses of collection, to the reduction or discharge of the Debt. If the Property or any portion thereof is taken by a condemning authority, Grantor shall, at its option, either redeem Notes in the principal amount equal to the Net Proceeds (as defined in Section 4.2(b)) payable in connection with such condemnation, or promptly commence and diligently prosecute the restoration of the Property in accordance with, and otherwise comply with the provisions of, Section 4.2. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Beneficiary of the award or payment, Beneficiary shall have the right, whether or not a deficiency judgment on the Indenture shall have been sought, recovered or denied, to receive the award or payment, or a portion thereof sufficient to redeem the Notes and repay and other outstanding Debt.
     3.6 Leases and Rents. No future Lease shall be executed without Beneficiary’s approval, which shall not be unreasonably withheld. Upon request, Grantor shall furnish Beneficiary with executed copies of all Leases. All future Leases shall provide that they are subordinate to this Security Instrument and that the lessee shall attorn to the Beneficiary, and by acceptance of this Security Instrument, Beneficiary agrees to enter into a customary non-disturbance agreement with the tenant under any such future Lease, which agreement shall be in form and substance reasonably satisfactory to Beneficiary.
     3.7 Maintenance of Property. Grantor shall cause the Property to be maintained in a good and safe condition and repair, reasonable wear and tear excepted. The Improvements shall not be removed or demolished without the consent of Beneficiary. Grantor shall, in accordance with prudent business practices, repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated, or which may be affected by any proceeding of the character referred to in Section 3.5 hereof, and shall complete and pay for any structure at any time in the process of construction or repair on the Land.
     3.8 Waste. Grantor shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy.
     3.9 Compliance With Laws. Grantor shall comply in all material respects with all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting or which may be interpreted to affect the Property, or the use thereof (“Applicable Laws”).
     3.10 Liens. Grantor will never permit to be created or exist in respect of the Property or any part thereof any lien or security interest other than the liens or security interests hereof and other than Permitted Exceptions (as defined in Section 5.1).
ARTICLE — 4. — SPECIAL COVENANTS
     Grantor covenants and agrees that:
     4.1 Single Purpose Entity. It has not and shall not:
          (a) engage in any business or activity other than the ownership, operation, leasing and maintenance of the Property, and activities incidental thereto;
          (b) acquire or own any material assets other than (i) the Property, and (ii) such incidental Personal Property as may be necessary for the operation of the Property;
          (c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Beneficiary’s consent;
          (d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Beneficiary, amend, modify, terminate or fail to comply with the provisions of Grantor’s organizational documents, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Grantor to perform its obligations hereunder, under the Indenture or under the Other Security Documents;
          (e) own any subsidiary or make any investment in, any person or entity without the consent of Beneficiary;
          (f) commingle its assets with the assets of any of its members, general partners, affiliates, principals or of any other person or entity;

          (g) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except for trade payables and leases of personal property in the ordinary course of its business of owning, leasing and operating the Property, provided that such debt is paid when due;
          (h) become insolvent and fail to pay its debts and liabilities from its assets as the same shall become due;
          (i) fail to maintain its records, books of account and bank accounts separate and apart from those of the members, general partners, principals and affiliates of Grantor and any other person or entity;
          (j) enter into any contract or agreement with any member, general partner, principal or affiliate of Grantor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or affiliate of Grantor;
          (k) seek the dissolution or winding up in whole, or in part, of Grantor;
          (l) except pursuant to the Indenture and the Security Documents, hold itself out to be responsible for the debts of another person;
          (m) make any loans or advances to any third party, including any member, general partner, principal or affiliate of Grantor;
          (n) fail to file its own tax returns;
          (o) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Grantor is responsible for the debts of any third party (including any member, general partner, principal or affiliate of Grantor, or any member, general partner, principal or affiliate thereof), except pursuant to the Indenture and the Security Documents ;
          (p) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; or
          (q) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.
     4.2 Restoration. The following provisions shall apply in connection with any Restoration of the Property which Grantor elects to do:
          (a) If the Net Proceeds (as defined in Section 4.2(b)) shall be less than $500,000 (the “Net Proceeds Threshold”) and the costs of completing the Restoration shall be less than the Net Proceeds Threshold, the Net Proceeds will be disbursed by Beneficiary to

Grantor upon receipt, provided that all of the conditions set forth in Subsection 4.1(b)(i) are met and Grantor delivers to Beneficiary a written undertaking to commence and complete, with all due diligence, the Restoration in accordance with the terms of this Security Instrument.
          (b) If the Net Proceeds are equal to or greater than the Net Proceeds Threshold or the costs of completing the Restoration is equal to or greater than the Net Proceeds Threshold, Beneficiary shall make the net amount of all insurance or condemnation proceeds received by Beneficiary pursuant to this Security Instrument as a result of such damage, destruction or condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (the “Net Proceeds”) available for the Restoration in accordance with the provisions of this Subsection 4.1(b).
               (i) The Net Proceeds shall be made available to Grantor for the Restoration, provided that each of the following conditions are met:
     (A) no Event of Default shall have occurred and be continuing;
     (B) Grantor shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such damage or destruction occurs) and shall diligently pursue the same to satisfactory completion;
     (C) Beneficiary shall be reasonably satisfied that the Net Proceeds and other funds of Grantor are available to complete the Restoration and that the Restoration will be completed on or before the maturity date of the Notes;
     (D) the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable zoning laws, ordinances, rules and regulations;
     (E) in the event that the Net Proceeds are proceeds of condemnation (I) the portion of the Land that is subject to such condemnation does not include any material means of access, facilities or amenities that are necessary for the continued use, occupation and operation of the Improvements in a manner substantially the same as immediately prior to such condemnation, and (II) the nature and scope of such condemnation would not make it impracticable, in Beneficiary’s reasonable determination, even after Restoration, to use, occupy and operate the Improvements as an economically viable whole; and
     (F) the Restoration shall be done and completed by Grantor in an expeditious and diligent fashion and in compliance in all material respects with all applicable governmental laws, rules and regulations.
               (ii) The Net Proceeds shall be held by Beneficiary and, until disbursed in accordance with the provisions of this Subsection 4.2(b), shall constitute additional security for the Obligations. The Net Proceeds shall be disbursed by Beneficiary to, or as directed by,

Grantor from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Beneficiary that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the reasonable satisfaction of Beneficiary and discharged of record, or in the alternative fully insured to the reasonable satisfaction of Beneficiary by the title company insuring the lien of this Security Instrument.
               (iii) For any Restoration expected to cost in excess of $2,500,000 (a “Material Restoration”), the plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance by Beneficiary and by an independent consulting engineer selected by Beneficiary (the “Casualty Consultant”), such acceptance not to be unreasonably withheld, conditioned or delayed. Beneficiary shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Material Restoration. The identity of the contractors, subcontractors and materialmen engaged in any Material Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Beneficiary and the Casualty Consultant, not to be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Beneficiary in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Grantor.
               (iv) In no event shall Beneficiary be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus, at the option of Beneficiary, the Casualty Retainage. The term “Casualty Retainage” as used in this Subsection 4.2(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Beneficiary that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Casualty Retainage with respect to costs actually incurred by Grantor for work in place in completing the last 50% of the required Restoration. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 4.2(b), be less than the amount actually held back by Grantor from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Beneficiary that the Restoration has been completed in accordance with the provisions of this Subsection 4.2(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Beneficiary receives evidence reasonably satisfactory to Beneficiary that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage, provided, however, that Beneficiary will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Beneficiary that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Beneficiary or by the title company insuring the lien of this Security Instrument.
               (v) Beneficiary shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
               (vi) The excess, if any, of the Net Proceeds deposited with Beneficiary after the Casualty Consultant certifies to Beneficiary that the Restoration has been completed in accordance with the provisions of this Subsection 4.2(b), and the receipt by Beneficiary of evidence satisfactory to Beneficiary that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Beneficiary to Grantor, provided no Event of Default shall have occurred and shall be continuing.
          (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Grantor as excess Net Proceeds pursuant to Subsection 4.2(b)(vi) may be retained and applied by Beneficiary toward redemption of the Notes, whether or not then due and payable in such order, priority and proportions as Beneficiary in its discretion shall deem proper or, at the discretion of Beneficiary, the same may be paid, either in whole or in part, to Grantor for such purposes as Beneficiary shall designate, in its discretion. If Beneficiary shall receive and retain Net Proceeds, the lien of this Security Instrument shall be reduced only by the amount thereof received and retained by Beneficiary and actually applied by Beneficiary in redemption of the Notes and repayment of any other outstanding Debt.
ARTICLE — 5. REPRESENTATIONS AND WARRANTIES
          Grantor represents and warrants to Beneficiary that:
     5.1 Warranty of Title. Grantor has good title to the Property and has the right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the same and that Grantor possesses an unencumbered fee simple absolute estate in the Land and the Improvements, and that it owns the Property free and clear of all liens, encumbrances and charges whatsoever except for those exceptions shown in the title insurance policy insuring the lien of this Security Instrument (the “Permitted Exceptions”). Grantor shall forever warrant, defend and preserve the title and the validity and priority of the lien of this Security Instrument and shall forever warrant and defend the same to Beneficiary and/or Trustee against the claims of all persons whomsoever (other than the holders of Permitted Exceptions).
     5.2 Status of Property. No portion of the Improvements is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Grantor has obtained and will maintain the insurance prescribed in Section 3.3 hereof.
     5.3 No Foreign Person. Grantor is not a “foreign person” within the meaning of Sections 1445(f)(3) of the Internal Revenue Code of 1986, as amended and the related Treasury Department regulations, including temporary regulations.

     5.4 Separate Tax Lot. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.
     5.5 Leases. (a)  Grantor is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable; and (c) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated.
ARTICLE — 6. OBLIGATIONS AND RELIANCES
     6.1 Relationship of Grantor and Beneficiary. The relationship between Grantor and Beneficiary is solely that of debtor and creditor, and Beneficiary has no fiduciary or other special relationship with Grantor, and no term or condition of any of the Indenture, this Security Instrument and the Other Security Documents shall be construed so as to deem the relationship between Grantor and Beneficiary to be other than that of debtor and creditor.
     6.2 No Reliance on Beneficiary. The members, general partners, principals and (if Grantor is a trust) beneficial owners of Grantor are experienced in the ownership and operation of properties similar to the Property, and Grantor and Beneficiary are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Grantor is not relying on Beneficiary’s expertise, business acumen or advice in connection with the Property.
     6.3 No Beneficiary Obligations.
          (a) Notwithstanding the provisions of Subsections 1.1(f) and (l) or Section 1.2, Beneficiary is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
          (b) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Beneficiary pursuant to this Security Instrument, the Indenture or the Other Security Documents, including without limitation any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Beneficiary shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Beneficiary.
ARTICLE — 7. FURTHER ASSURANCES
     7.1 Recording of Security Instrument, etc. Grantor forthwith upon the execution and delivery of this Security Instrument and thereafter, from time to time, will cause this Security Instrument and any of the Other Security Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be reasonably required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Beneficiary in, the Property. Grantor will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Indenture, this Security Instrument, the Other Security Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.
     7.2 Further Acts, etc. Grantor will, at the cost of Grantor, and without expense to Beneficiary, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Beneficiary shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Beneficiary and Trustee the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Grantor may be or may hereafter become bound to convey or assign to Beneficiary, or for carrying out the intention or facilitating the performance of the terms of this Security Instrument or for filing, registering or recording this Security Instrument, or for complying with all Applicable Laws. Grantor, on demand, will execute and deliver and hereby authorizes Beneficiary to execute in the name of Grantor or without the signature of Grantor to the extent Beneficiary may lawfully do so, one or more financing statements to evidence more effectively the security interest of Beneficiary in the Property. Grantor grants to Beneficiary an irrevocable power of attorney, coupled with an interest, and after the occurrence and during the continuance of an Event of Default, Beneficiary may use such power of attorney for the purpose of exercising and perfecting any and all rights and remedies available to Beneficiary at law and in equity, including, without limitation such rights and remedies available to Beneficiary pursuant to this Section 7.2.
     7.3 Debt Credit and Documentary Stamp Laws.
          (a) Grantor will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Security Instrument or the Debt.
          (b) If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to this Security Instrument or impose any other tax or charge on the same, Grantor will pay for the same, with interest and penalties thereon, if any.
     7.4 Flood Area. After Beneficiary’s request, Grantor shall deliver evidence satisfactory to Beneficiary that no portion of the Improvements is situated in a federally designated “special flood hazard area.”

ARTICLE — 8. — DUE ON SALE/ENCUMBRANCE
     8.1 No Sale/Encumbrance. Grantor agrees that Grantor shall not, sell, convey, mortgage, grant, bargain, encumber, pledge, assign, or otherwise transfer the Property or any part thereof or permit the Property or any part thereof to be sold, conveyed, mortgaged, granted, bargained, encumbered, pledged, assigned, or otherwise transferred, in each case except as expressly permitted by the Indenture.
ARTICLE — 9. DEFAULT
     9.1 Events of Default. The term “Event of Default” as used in this Security Instrument shall mean an “Event of Default” as defined in the Indenture or any default under any other term, covenant or condition of this Security Agreement which remains uncured for sixty (60) days after written notice of such default has been given, by certified mail to the XM Satellite Radio Holdings Inc. and Sirius XM Radio Inc., by the Beneficiary.
ARTICLE — 10. RIGHTS AND REMEDIES
     10.1 Remedies. Upon the occurrence of any Event of Default, Grantor agrees that Beneficiary may or acting by or through Trustee may, take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:
          (a) in accordance with the terms of the Indenture, declare the entire unpaid Debt to be immediately due and payable;
          (b) institute proceedings, judicial or otherwise, for the complete foreclosure of this Security Instrument under any applicable provision of law in which case the Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;
          (c) with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Security Instrument for the portion of the Debt then due and payable, subject to the continuing lien and security interest of this Security Instrument for the balance of the Debt not then due, unimpaired and without loss of priority;
          (d) sell for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Grantor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;
          (e) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein;

          (f) recover judgment on the Indenture either before, during or after any proceedings for the enforcement of this Security Instrument or the Other Security Documents;
          (g) apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Debt and without regard for the solvency of Grantor or of any person, firm or other entity liable for the payment of the Debt;
          (h) subject to any applicable law, the license granted to Grantor under Section 1.2 shall automatically be revoked and Beneficiary may enter into or upon the Property, either personally or by its agents, nominees or attorneys and dispossess Grantor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Grantor and its agents or servants wholly therefrom, and take possession of all books, records and accounts relating thereto and Grantor agrees to surrender possession of the Property and of such books, records and accounts to Beneficiary upon demand, and thereupon Beneficiary may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat; (ii) complete any construction on the Property in such manner and form as Beneficiary deems advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Property; (iv) exercise all rights and powers of Grantor with respect to the Property, whether in the name of Grantor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents of the Property and every part thereof; (v) require Grantor to pay monthly in advance to Beneficiary, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Property as may be occupied by Grantor; (vi) require Grantor to vacate and surrender possession of the Property to Beneficiary or to such receiver and, in default thereof, Grantor may be evicted by summary proceedings or otherwise; and (vii) apply the receipts from the Property to the payment of the Debt, in such order, priority and proportions as Beneficiary shall deem appropriate in its sole discretion after deducting therefrom all expenses (including reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the Taxes, Other Charges, insurance and other expenses in connection with the Property, as well as just and reasonable compensation for the services of Beneficiary, its counsel, agents and employees;
          (i) exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of the Personal Property or any part thereof, and to take such other measures as Beneficiary or Trustee may deem necessary for the care, protection and preservation of the Personal Property, and (ii) request Grantor at its expense to assemble the Personal Property and make it available to Beneficiary at a convenient place acceptable to Beneficiary. Any notice of sale, disposition or other intended action by Beneficiary or Trustee with respect to the Personal Property sent to Grantor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Grantor;
          (j) surrender the Policies maintained pursuant to Article 3 hereof, collect the unearned Insurance Premiums and apply such sums as a credit on the Debt in such priority and proportion as Beneficiary in its discretion shall deem proper, and in connection therewith, Grantor hereby appoints Beneficiary as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Grantor to collect such Insurance Premiums; or
          (k) pursue such other remedies as Beneficiary may have under applicable law.
In the event of a sale, by foreclosure, power of sale, or otherwise, of less than all of the Property, this Security Instrument shall continue as a lien and security interest on the remaining portion of the Property unimpaired and without loss of priority.
     10.2 Application of Proceeds. The purchase money, proceeds and avails of any disposition of the Property, or any part thereof, or any other sums collected by Beneficiary pursuant to the Indenture, this Security Instrument or the Other Security Documents, shall be applied by Beneficiary to the redemption of the Notes and the payment of any other outstanding Debt in accordance with the terms and provisions of the Indenture.
     10.3 Right to Cure Defaults. Upon the occurrence of any Event of Default or if Grantor fails to make any payment or to do any act as herein provided, Beneficiary may, but without any obligation to do so and without notice to or demand on Grantor and without releasing Grantor from any obligation hereunder, make or do the same in such manner and to such extent as Beneficiary may deem necessary to protect the security hereof. Beneficiary or Trustee is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Security Instrument or collect the Debt, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Beneficiary upon demand. All such costs and expenses incurred by Beneficiary shall be deemed to constitute a portion of the Debt and be secured by this Security Instrument and the Other Security Documents and shall be immediately due and payable upon demand by Beneficiary therefor.
     10.4 Actions and Proceedings. Beneficiary or Trustee has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Grantor, which Beneficiary, in its discretion, decides should be brought to protect its interest in the Property.
     10.5 Recovery of Sums Required To Be Paid. Beneficiary shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as the same become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Beneficiary or Trustee thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Grantor existing at the time such earlier action was commenced.
     10.6 Other Rights, etc.
          (a) The failure of Beneficiary or Trustee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Security Instrument. Grantor shall not be relieved of Grantor’s obligations hereunder by reason of (i) the failure of Beneficiary or Trustee to comply with any request of Grantor to take any action to foreclose this

Security Instrument or otherwise enforce any of the provisions hereof or of the Indenture or the Other Security Documents, (ii) the release, regardless of consideration, of the whole or any part of the Property, or of any person liable for the Debt or any portion thereof, or (iii) any agreement or stipulation by Beneficiary extending the time of payment or otherwise modifying or supplementing the terms of the Indenture, this Security Instrument or the Other Security Documents.
          (b) It is agreed that the risk of loss or damage to the Property is on Grantor, and Beneficiary shall have no liability whatsoever for decline in value of the Property, for failure to maintain the Policies, or for failure to determine whether insurance in force is adequate as to the amount of risks insured. Possession by Beneficiary shall not be deemed an election of judicial relief, if any such possession is requested or obtained, with respect to any Property or collateral not in Beneficiary’s possession.
          (c) The rights of Beneficiary or Trustee under this Security Instrument shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Beneficiary shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Neither Beneficiary nor Trustee shall be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.
     10.7 Right to Release Any Portion of the Property. Beneficiary may release any portion of the Property for such consideration as Beneficiary may require without, as to the remainder of the Property, in any way impairing or affecting the lien or priority of this Security Instrument, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the obligations hereunder shall have been reduced by the actual monetary consideration, if any, received by Beneficiary for such release, and may accept by assignment, pledge or otherwise any other property in place thereof as Beneficiary may require without being accountable for so doing to any other lienholder. This Security Instrument shall continue as a lien and security interest in the remaining portion of the Property.
ARTICLE — 11. INDEMNIFICATION
     11.1 Mortgage and/or Intangible Tax. Grantor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties (as defined in this Section below) from and against any and all losses imposed upon or incurred by or asserted against any such party and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Security Instrument. For purposes of this Security Instrument, the term “Indemnified Parties” means Beneficiary, any person or entity in whose name the encumbrance created by this Security Instrument is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Debt (including, but not limited to, Holders, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Debt for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing.

ARTICLE — 12. ENVIRONMENTAL MATTERS
     12.1 Environmental Covenants. Grantor covenants and agrees that: (a) all uses and operations on or of the Property, whether by Grantor or any other person or entity, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (c) there shall be no Hazardous Substances in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) fully disclosed to Beneficiary in writing; (d) Grantor shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Grantor or any other person or entity (the “Environmental Liens”); (e) Grantor shall, at its sole cost and expense, comply with all reasonable written requests of Beneficiary to (i) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (ii) comply in all material respects with any Environmental Law; (iii) comply in all material respects with any directive from any governmental authority; and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment; (f) Grantor shall not do or allow any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (g) Grantor shall promptly notify Beneficiary in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Grantor becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Article 12. “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors

Appropriation Act. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property. “Hazardous Substances” include but are not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives. “Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances. “Remediation” includes but is not limited to any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to in Article 12.
     12.2 Beneficiary’s Rights. Beneficiary and any other person or entity designated by Beneficiary, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in Beneficiary’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Grantor shall cooperate with and provide access to Beneficiary and any such person or entity designated by Beneficiary.
     12.3 Environmental Indemnification. Grantor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses and costs of Remediation (whether or not performed voluntarily), engineers’ fees, environmental consultants’ fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Substances in, on, above, or under the Property; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Property; (c) any activity by Grantor, any person or entity affiliated with

Grantor or any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property; (d) any activity by Grantor, any person or entity affiliated with Grantor or any tenant or other user of the Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Grantor, any person or entity affiliated with Grantor or any tenant or other user of the Property to comply with any order of any governmental authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Article 12; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Property, including but not limited to costs to investigate and assess such injury, destruction or loss; (i) any acts of Grantor or other users of the Property in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances owned or possessed by such Grantor or other users, at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials; (j) any acts of Grantor or other users of the Property, in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites selected by Grantor or such other users, from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Property; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to Article 12.
ARTICLE — 13. WAIVERS
     13.1 Marshalling and Other Matters. Grantor hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, Grantor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Security Instrument on behalf of Grantor, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of this Security Instrument and on behalf of all persons to the extent permitted by applicable law.
     13.2 Waiver of Notice. Grantor shall not be entitled to any notices of any nature whatsoever from Beneficiary or Trustee except with respect to matters for which this Security Instrument specifically and expressly provides for the giving of notice by Beneficiary or Trustee to Grantor and except with respect to matters for which Beneficiary or Trustee is required by applicable law to give notice, and Grantor hereby expressly waives the right to receive any notice from Beneficiary or Trustee with respect to any matter for which this Security Instrument does not specifically and expressly provide for the giving of notice by Beneficiary or Trustee to Grantor.
     13.3 WAIVER OF TRIAL BY JURY. GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE DEBT EVIDENCED BY THE INDENTURE, THIS SECURITY INSTRUMENT, THE INDENTURE, OR THE OTHER SECURITY DOCUMENTS OR ANY ACTS OR OMISSIONS OF BENEFICIARY, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.
ARTICLE — 14. NOTICES
     14.1 Notices. All notices or other written communications hereunder shall be given in the manner set forth in the Indenture.
ARTICLE — 15. APPLICABLE LAW
     15.1 CHOICE OF LAW. THIS SECURITY INSTRUMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN OF THIS SECURITY INSTRUMENT, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED SHALL APPLY.
     15.2 Usury Laws. This Security Instrument and the Indenture are subject to the express condition that at no time shall Grantor be obligated or required to pay interest on the Debt at a rate which could subject the holder of the Indenture to either civil or criminal liability as a result of being in excess of the maximum interest rate which Grantor is permitted by applicable law to contract or agree to pay. If by the terms of this Security Instrument or the Indenture, Grantor is at any time required or obligated to pay interest on the Debt at a rate in excess of such maximum rate, the rate of interest under the Security Instrument and the Indenture shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the Indenture. All sums paid or agreed to be paid to Beneficiary for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indenture until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

     15.3 Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Security Instrument may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Security Instrument invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Security Instrument or any application thereof shall be invalid or unenforceable, the remainder of this Security Instrument and any other application of the term shall not be affected thereby.
ARTICLE — 16. DEFINITIONS
     16.1 General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Security Instrument may be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor and any subsequent owner or owners of the Property or any part thereof or any interest therein,” the word “Beneficiary” shall mean “Beneficiary and any subsequent trustee under the Indenture,” the word “Trustee” shall mean “Trustee and any substitute trustee of the estates, properties, powers, trusts and rights conferred upon Trustee pursuant to this Security Instrument,” the word “Indenture” shall mean “the Indenture and any other evidence of indebtedness secured by this Security Instrument,” the word “person” shall include an individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, and any other entity, the word “Property” shall include any portion of the Property and any interest therein, and the phrases “attorneys’ fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Beneficiary in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder.
ARTICLE — 17. MISCELLANEOUS PROVISIONS
     17.1 No Oral Change. This Security Instrument, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Grantor or Beneficiary, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
     17.2 Liability. If Grantor consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Security Instrument shall be binding upon and inure to the benefit of Grantor and Beneficiary and their respective successors and assigns forever.
     17.3 Inapplicable Provisions. If any term, covenant or condition of the Indenture or this Security Instrument is held to be invalid, illegal or unenforceable in any respect, the Indenture and this Security Instrument shall be construed without such provision.
     17.4 Headings, etc. The headings and captions of various Sections of this Security Instrument are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     17.5 Duplicate Originals; Counterparts. This Security Instrument may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Security Instrument may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Security Instrument. The failure of any party hereto to execute this Security Instrument, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
     17.6 Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
     17.7 Subrogation. If any or all of the proceeds of the Indenture have been used to extinguish, extend or renew any indebtedness heretofore existing against the Property, then, to the extent of the funds so used, Beneficiary shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Beneficiary and are merged with the lien and security interest created herein as cumulative security for the repayment of the Debt, the performance and discharge of Grantor’s obligations hereunder, under the Indenture and the Other Security Documents and the performance and discharge of the Other Obligations.
ARTICLE — 18. LOCAL LAW PROVISIONS
     The Indenture, this Security Instrument and the Other Security Documents evidence a business transaction and not a transaction for personal, family, household, or agricultural purposes.
     Notwithstanding anything contained elsewhere in this Security Instrument to the contrary, the maximum aggregate amount of principal to be secured hereunder at any one time is $50,000,000.
ARTICLE — 19. DEED OF TRUST PROVISIONS
     19.1 Concerning the Trustee. Trustee shall be under no duty to take any action hereunder except as expressly required hereunder or by law, or to perform any act which would involve Trustee in any expense or liability or to institute or defend any suit in respect hereof, unless properly indemnified to Trustee’s reasonable satisfaction. Trustee, by acceptance of this Security Instrument, covenants to perform and fulfill the trusts herein created, being liable, however, only for gross negligence or willful misconduct, and hereby waives any statutory fee and agrees to accept reasonable compensation, in lieu thereof, for any services rendered by Trustee in accordance with the terms hereof. Trustee may resign at any time upon giving notice to Grantor and to Beneficiary. Beneficiary may remove Trustee at any time or from time to time and select a successor trustee. In the event of the death, removal, resignation, refusal to act, or inability to act of Trustee, or in its sole discretion for any reason whatsoever Beneficiary may, without notice and without specifying any reason therefor and without applying to any court, select and appoint a successor trustee, by an instrument recorded wherever this Security Instrument is recorded and all powers, rights, duties and authority of Trustee, as aforesaid, shall thereupon become vested in such successor. Such substitute trustee shall not be required to give bond for the faithful performance of the duties of Trustee hereunder unless required by Beneficiary. The procedure provided for in this paragraph for substitution of Trustee shall be in addition to and not in exclusion of any other provisions for substitution, by law or otherwise.
     19.2 Trustee’s Fees. Grantor shall pay all reasonable costs, fees and expenses incurred by Trustee and Trustee’s agents and counsel in connection with the performance by Trustee of Trustee’s duties hereunder and all such costs, fees and expenses shall be secured by this Security Instrument.
     19.3 Certain Rights. With the approval of Beneficiary, Trustee shall have the right to take any and all of the following actions: (i) to select, employ, and advise with counsel (who may be, but need not be, counsel for Beneficiary) upon any matters arising hereunder, including the preparation, execution, and interpretation of the Indenture, this Security Instrument or the Other Security Documents, and shall be fully protected in relying as to legal matters on the advice of counsel, (ii) to execute any of the trusts and powers hereof and to perform any duty hereunder either directly or through his/her agents or attorneys, (iii) to select and employ, in and about the execution of his/her duties hereunder, suitable accountants, engineers and other experts, agents and attorneys-in-fact, either corporate or individual, not regularly in the employ of Trustee, and Trustee shall not be answerable for any act, default, negligence, or misconduct of any such accountant, engineer or other expert, agent or attorney-in-fact, if selected with reasonable area, or for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence or bad faith, and (iv) any and all other lawful action as Beneficiary may instruct Trustee to take to protect or enforce Beneficiary’s rights hereunder. Trustee shall not be personally liable in case of entry by Trustee, or anyone entering by virtue of the powers herein granted to Trustee, upon the Property for debts contracted for or liability or damages incurred in the management or operation of the Property. Trustee shall have the right to rely on any instrument, document, or signature authorizing or supporting an action taken or proposed to be taken by Trustee hereunder, believed by Trustee in good faith to be genuine. Trustee shall be entitled to reimbursement for actual expenses incurred by Trustee in the performance of Trustee’s duties hereunder and to reasonable compensation for such of Trustee’s services hereunder as shall be rendered.
     19.4 Retention of Money. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by applicable law) and Trustee shall be under no liability for interest on any moneys received by Trustee hereunder.
     19.5 Perfection of Appointment. Should any deed, conveyance, or instrument of any nature be required from Grantor by any Trustee or substitute trustee to more fully and certainly vest in and confirm to the Trustee or substitute trustee such estates rights, powers, and duties, then, upon request by the Trustee or substitute trustee, any and all such deeds, conveyances and instruments shall be made, executed, acknowledged, and delivered and shall be caused to be recorded and/or filed by Grantor.

     19.6 Succession Instruments. Any substitute trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed, or conveyance, become vested with all the estates, properties, rights, powers, and trusts of its or his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of the substitute trustee, the Trustee ceasing to act shall execute and deliver any instrument transferring to such substitute trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and moneys held by such Trustee to the substitute trustee so appointed in the Trustee’s place.

          IN WITNESS WHEREOF, THIS SECURITY INSTRUMENT has been executed by Grantor the day and year first above written.

XM 1500 ECKINGTON LLC, a Delaware limited liability company
BY:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Secretary

EXHIBIT A
(Description of Land)
All of those lots or parcels of land located in County, District of Columbia and more particularly described as follows:
ALL that certain real property and the improvements thereon located in the District of Columbia and further described as follows:
Lots numbered Twenty-nine (29) and Thirty (30) in square numbered Thirty-five Hundred Eighteen (3518), in the subdivision made by Judd and Detwiler, incorporated, as per plat recorded in the Office of the Surveyor for the District of Columbia in fiber 159 at folio 159.
AND BEING the same property conveyed to Consortium One Eckington, LLC., by Deed from Judd & Detwiler, Inc., a District of Columbia corporation, dated June 29, 1998 and recorded July 6, 1998 as Instrument No. 9800052509.